EXHIBIT 10.19


                               November 30, 2000


Steven C. Dille
Viador, Inc.
2000 Charleston Road
Suite 1000
Mountain View, California  94043


Dear Steve:

                  The Compensation Committee is pleased to inform you of the special retention package it has recently approved for you. The package is designed to address your concerns with respect to your outstanding indebtedness to the Company and the potential alternative minimum tax liability attributable to your option exercise earlier this year. We believe that the package will also provide you with a substantial incentive to remain in the Company's employ and contribute to the Company's financial success.

                  As you know, on July 13, 2000, the Company loaned you $54,000.00 in order to provide you with funds to satisfy a portion of the alternative minimum tax liability you incurred in September 1999 in connection with your exercise of an incentive stock option for approximately 25,500 vested shares of the Company's common stock at an exercise price of $0.24 per share. Earlier in the 2000 calendar year, you also purchased an additional 32,813 shares of the Company's common stock under your incentive stock option at an exercise price of $0.24 per share. When these shares were acquired, the fair market value per share of the Company's common stock was $36.00 per share. Accordingly, to the extent the purchased shares were vested at the time of exercise, you recognized alternative minimum taxable income of $35.76 per vested share. In addition, you filed an election under Internal Revenue Code Section 83(b) to recognize the same $35.76 per share of alternative minimum taxable income with respect to the unvested shares purchased under your option.

                  As a result of the decline in the market value of our common stock, the value of the 32,813 shares you purchased in calendar year 2000 is currently less than the potential alternative minimum tax you may incur with respect to the acquisition of those shares. You have indicated to us that you plan to sell substantially all of the currently vested portion of the shares in the open market before the end of this year in order to reduce your alternative minimum tax liability. By doing so, the amount of alternative taxable income attributable to the shares you sell will not be measured by the $35.76 per share spread which existed on those shares at the time of their purchase, but rather by the actual gain you realize at the time of their sale.
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Mr. Steven C. Dille                                           March 19, 2001
                                                                     Page 2


                  By the end of the 2000 calendar year, you will be vested in 19,440 of the 32,813 purchased shares. The remaining 13,373 shares will vest during the course of the 2001 calendar year. In order to further reduce your alternative minimum tax liability for calendar year 2000, you have requested the
Company to accelerate the vesting of those 13,373 shares and thereby allow you to sell those shares in the open market by year end.

                  We are pleased to inform that as part of the special retention package we have approved for you, we will immediately accelerate the vesting of those 13,373 shares so that you can sell them in the open market during the current open window period. However, the accelerated vesting of your shares is subject to the following two conditions:

                  1. You must sign the attached promissory note in the principal amount of $54,000.00 evidencing the Company loan made to you on July 13, 2000, together with the attached stock pledge agreement under which 6,968 of your purchased shares will be pledged as collateral for the note. Those shares represent an aggregate fair market value as of July 13, 2000 which was twice the principal balance of the note, as required pursuant to the margin requirements of Regulation U of the Federal Reserve Board. The note is a full recourse and bears interest at the rate of 6.49% per annum, compounded semi-annually from the
July 13, 2000 date of the loan. The entire balance of the note (principal and accrued interest) will become due and payable in one lump sum on December 1, 2001, subject to earlier payment due upon the occurrence of any of the acceleration events set forth in the attached note. We ask that you sign the attached promissory note and stock pledge agreement and return it to me as soon as possible so that the Company can file those documents as exhibits to our upcoming 10-Q report.

                  2. Before the end of calendar year 2000, you must reduce the principal balance of your note by $13,500.00 . Accordingly, you must either provide the Company with a check in the amount of $13,500.00 prior to any sale of the 32,813 shares you purchased this year or your must, at the time you sell those shares, enter into an agreement with the Company and the broker selling your shares which will require such broker to apply the first $13,500.00 of sale proceeds to the outstanding balance of your note (principal and accrued interest) before any proceeds are paid to you.

                  Once you have reduced your note balance by the amount of $13,500.00, we will grant you a new stock option for the 32,813 shares you sell by year end. If you do not sell all those shares, then the number of shares subject to your new option will be reduced to the number of shares you actually sell. The new option will have an exercise price per share equal to the closing selling price per share on the grant date and will become exercisable for 25% of the option shares upon your completion of one year of employment with the Company measured from the grant date of the new option, and the balance of the option shares will become exercisable in 36 successive equal monthly installments upon the completion of each of your next 36 months of employment with the Company thereafter.
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Mr.Steven C. Dille                                            March 19, 2001
                                                                     Page 3


                  We believe that the opportunity to sale all 32,813 of your purchased shares this calendar year will provide you with the desired means to minimize the alternative minimum tax liability you incurred in connection with the acquisition of those shares, while the new option grant will provide you with a substantial incentive to remain with the Company.

                  Please do not hesitate to call me should you have any questions concerning any aspect of the proposed program.

                  To indicate your agreement with the foregoing, we ask that you complete the Acceptance paragraph below in the enclosed duplicate copy of this letter and return the completed section to me, together with your signed promissory note and stock pledge agreement, as soon as possible.

                                       Very truly yours,



                                       /s/Virginia M. Turezyn

                                       On behalf of the Compensation Committee



                                  ACCEPTANCE

                  I hereby agree to and accept the foregoing terms governing the documentation of my outstanding indebtedness to the Company, the repayment of that indebtedness with the proceeds from the sale of my 32,813 shares and my participation in the special retention program upon the terms and conditions summarized above.



                                       /s/ Steven C. Dille
                                     ----------------------------------
                                       STEVEN C. DILLE



                                      DATED:  NOVEMBER 30, 2000
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